Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2007 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Pasadena, California, March 14, 2008—AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $56,000, or break even per share basic and diluted, for the three months ended December 31, 2007, compared with a net profit of $36,000, or break even per share basic and diluted, for the three months ended December 31, 2006. For the year ended December 31, 2007, the net loss was $118,000, or $0.01 per share basic and diluted, compared with net loss of $481,000, or $0.03 per share basic and diluted for the same period in 2006. As of December 31, 2007, the Company reported $8.8 million in cash and marketable securities, the same amount reported as of December 31, 2006.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales at Colloral LLC, our joint venture with Deseret Laboratories, Inc., were up from the third quarter, but results were down compared to the fourth quarter of last year. The response to marketing through The Shopping Channel in Canada is encouraging.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug MBP8298, if it reaches the market. BioMS recently reported that it signed a licensing and development agreement with Eli Lilly and Company granting them exclusive worldwide rights to MBP8298. AutoImmune’s rights to payments and royalties are unchanged by this new agreement. Dr. Bishop remarked, “It is comforting to see Eli Lilly and Company make this commitment to commercializing MBP8298. Should the product be successful in ongoing Phase III trials, Lilly’s regulatory, marketing and sales capabilities will be of great value in capitalizing on this opportunity.”

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-KSB is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2007	2006	2007
Revenue	$137,000	$75,000	$401,000	$294,000

Costs and expenses:
Cost of product revenue	28,000	1,000	46,000	21,000
Research and development	45,000	49,000	217,000	144,000
Selling, general and administrative	152,000	181,000	1,058,000	713,000

Total costs and expenses	225,000	231,000	1,321,000	878,000

Interest income	113,000	105,000	428,000	440,000
Minority interest in joint venture	11,000	(5,000)	11,000	1,000
Other income	—	—	—	25,000

	124,000	100,000	439,000	466,000

Net loss	$36,000	($56,000)	($481,000)	($118,000)

Net loss per share—basic	$0.00	($0.00)	($0.03)	($0.01)

Net loss per share—diluted	$0.00	($0.00)	($0.03)	($0.01)

Weighted average common shares outstanding—basic	16,919,623	16,979,623	16,919,623	16,970,558

Weighted average common shares outstanding—diluted	16,919,623	16,979,623	16,919,623	16,970,558

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2006	December 31, 2007
Cash and marketable securities	$8,763,000	$8,819,000
Other current assets	188,000	152,000

Total assets	$8,951,000	$8,971,000

Current liabilities	$128,000	$128,000
Minority interest in joint venture	—	11,000
Total stockholders' equity	8,823,000	8,832,000

Total liabilities and equity	$8,951,000	$8,971,000